UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 1, 2015

CONTANGO OIL & GAS COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-16317 (Commission File Number)	95-4079863 (IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas 77002

(Address of Principal Executive Offices, including Zip Code)

(713) 236-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01Other Events.

In recognition of the difficult and uncertain conditions facing the oil and gas industry and the effort to reduce cash general and administrative costs and further align the interests of Company directors and employees with the interests of shareholders, effective September 1st, Contango Oil & Gas Company (the “Company”) implemented a retainer fee and salary replacement program applicable to all directors and non-field employees, respectively, including the Company’s named executive officers.  The program is expected to be in effect for the remainder of 2015 and 2016 although its continuation will periodically be re-evaluated based on market conditions.

Pursuant to this program, each director’s retainer fee and each affected employee’s base salary has been reduced by ten percent.  Subject to certain conditions including continued service to the Company, for each year (or portion thereof) the program is in place, the amount of the retainer fee or base salary reduction for each individual will be replaced by an award of shares of fully vested common stock at the end of each calendar year or as soon as practical at the beginning of the following year.  The number of shares to be awarded will be, as of the grant date, approximately equal in total value to the amount of retainer fee or base salary reduction during the prior year.  Stock awarded under the program is expected to be granted pursuant to the Company’s Amended and Restated 2009 Incentive Compensation Plan, as amended.  Each of the Company’s named executive officers will participate in this program and such participation will not trigger the payment of any severance or similar benefits under their employment agreements.

The Company believes that the aforementioned changes in the compensation of its named executive officers do not require the Company to file a Current Report on Form 8-K under Item 5.02. However, the Company believes that the information would assist the Company’s shareholders in more fully understanding the Company’s executive compensation program, thus the information below is voluntarily provided within this Current Report on Form 8-K under Item 8.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date: September 8, 2015	/s/ E. JOSEPH GRADY
E. Joseph Grady
Senior Vice President and Chief Financial Officer